Coya Therapeutics Provides a Corporate Update and Reports Fiscal 2025 Financial Results

HOUSTON, TX., March 16, 2026 (BUSINESS WIRE)-- Coya Therapeutics, Inc. (NASDAQ: COYA) (“Coya” or the “Company”), a clinical-stage biotechnology company developing biologics intended to enhance T-cell (Treg) function in patients with neurodegenerative disorders, provides a corporate update and announces its financial results for the year ended December 31, 2025.

Corporate Highlights FY2025 to Date

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COYA 302
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Successfully launched the ALSTARS Phase 2 trial evaluating COYA 302 for the treatment of ALS and now actively enrolling and dosing patients across ~25 clinical sites in the U.S. and Canada.
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Clinical Trial Application (CTA) acceptance from Health Canada to proceed with the COYA 302 ALSTARS Phase 2 trial in Canada.
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Announced COYA 302 ALS trial acceptance by NEALS as a NEALS-affiliated trial.
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Announced U.S. FDA acceptance of Investigation New Drug (IND) Application for COYA 302 for the treatment of frontotemporal dementia (FTD).
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Reported results of the investigator-initiated study of low-dose IL-2 and CTLA4-Ig combination treatment demonstrating Treg enhancement and cognitive stability in FTD patients.

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COYA 303
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Reported interim findings of COYA 303 showing potent systemic and brain anti-inflammatory activity and enhanced Treg cell function in an in vivo lipopolysaccharide (LPS) preclinical mouse model of systemic and neurologic inflammation.

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Scientific validation
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Published results in Frontiers in Immunology linking inflammation and oxidative stress to the progression of Parkinson’s disease.

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Published results in the Journal NeuroImmune Pharmacology and Therapeutics demonstrating COYA 303’s synergistic enhancement of regulatory T cell function and protection against Treg apoptosis (cell death).

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Announced the issuance of a U.S. patent relevant to its investigational ready-to-use (RTU) liquid formulation of IL-2. Through an existing agreement, Coya has the exclusive in vivo rights to this patent and other related intellectual property spanning multiple indications both as monotherapy and combination therapies.

Financial Highlights FY 2025 to Date

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Announced $23.0 million upsized public offering of common stock; extends cash runaway into 2H 2027.

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Announced $11.1 million private placement, led by Dr. Reddy’s Laboratories, Inc. ($10 million) and Greenlight Capital ($1.1 million), an existing institutional stockholder of the Company.

Upcoming Expected Catalysts for 2026

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1H2026: Peripheral immune profiling in FTD publication

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1H 2026: Longitudinal assessment of biomarkers in ALS publication

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2H 2026: Targeting full enrollment of our ALSTARS Phase 2 trial.

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2H 2026: Initiate Phase 2a study evaluating COYA 302 for the treatment of FTD.

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2H 2026: Report additional single cell proteomics data from the completed ALS and AD Investigator Initiated trials

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2H 2026: Publication of in vivo COYA 303 data in inflammatory animal model of peripheral and CNS inflammation.

“2025 was a year of meaningful clinical and scientific progress for Coya,” said Dr. Arun Swaminathan, PhD, Chief Executive Officer of Coya Therapeutics. “We advanced COYA 302 across multiple programs and key regulatory milestones, generated encouraging translational data validating our combination-based approach, and strengthened our balance sheet to support execution through our next major clinical milestones. We enter

2026 with strong momentum and a clear path forward to advance our COYA 302 program patients with ALS and FTD.”

Dr. Fred Grossman, DO, FAPA, President and Chief Medical Officer of Coya Therapeutics added, “We are encouraged by the continued clinical, regulatory, and scientific momentum across our pipeline, which supports our strategy of targeting immune imbalance and neuroinflammation through regulatory T cell enhancement. We are pleased to be actively enrolling the ALSTARS trial across the US and Canada.”

Financial Results

As of December 31, 2025, Coya had cash and cash equivalents of $46.8 million.

Collaboration revenues were $7.9 million for the year ended December 31, 2025, compared to $3.6 million for the year ended December 31, 2024. The increase was primarily due to a $3.6 million increase in License revenue and a $0.7 million increase in R&D services revenue. License revenue totaled $6.7 million for the year ended December 31, 2025, arising from milestone payments received upon FDA acceptance of our IND for COYA 302 for the treatment of ALS and the dosing of the first patient in our ALSTARS trial.

Research and development (R&D) expenses were $16.7 million for the year ended December 31, 2025, compared to $11.9 million for the year ended December 31, 2024. The change was primarily due to a $4.9 million increase in our clinical expenses due to our clinical advancement of COYA 302 in ALS, a $1.4 million increase in internal research and development expenses, and a $0.4 million increase in sponsored research, partially offset by a $1.8 million decrease in our preclinical expenses.

In-process research and development was $2.3 million for the year ended December 31, 2025, compared to $0 for the year ended December 31, 2024. This increase was a result of milestone payments made pursuant to our license agreements which were due upon FDA acceptance of our IND for COYA 302 for the treatment of ALS and FTD and upon the dosing of the first patient in our ALSTARS trial.

General and administrative expenses were $11.4 million for the year ended December 31, 2025, and $8.9 million for the year ended December 31, 2024, a change of approximately $2.5 million. The increase was primarily due to a $1.6 million increase in payroll and employee related benefits, a $0.6 million increase in professional service fees and a $0.3 million increase in our investor and public relations costs.

Net loss was $21.2 million for the year ended December 31, 2025, compared to net loss of $14.9 million for the year ended December 31, 2024.

About Coya Therapeutics, Inc.

Headquartered in Houston, TX, Coya Therapeutics, Inc. (Nasdaq: COYA) is a clinical-stage biotechnology company developing proprietary treatments focused on the biology and potential therapeutic advantages of regulatory T cells (“Tregs”) to target systemic inflammation and neuroinflammation. Dysfunctional Tregs underlie numerous conditions, including neurodegenerative, metabolic, and autoimmune diseases. This cellular dysfunction may lead to sustained inflammation and oxidative stress resulting in lack of homeostasis of the immune system.

Coya’s investigational product candidate pipeline leverages multiple therapeutic modalities aimed at restoring the anti-inflammatory and immunomodulatory functions of Tregs. Coya’s therapeutic platforms include Treg-enhancing biologics, Treg-derived exosomes, and autologous Treg cell therapy.

For more information about Coya, please visit www.coyatherapeutics.com

About COYA 302

COYA 302 is an investigational and proprietary biologic combination therapy with a dual immunomodulatory mechanism of action intended to enhance the anti-inflammatory function of regulatory T cells (Tregs) and suppress the inflammation produced by activated monocytes and macrophages. COYA 302 comprises proprietary low dose interleukin-2 (LD IL-2) and CTLA-4 Ig and is being developed for subcutaneous administration for the treatment of patients with ALS and other neurodegenerative diseases. These mechanisms may have additive or synergistic effects.

Coya is currently conducting the ALSTARS Trial, a Phase 2, randomized, multi-center, double-blind, placebo-controlled study to evaluate the efficacy and safety of COYA 302 for the treatment of ALS (Identifier: NCT07161999).

COYA 302 is an investigational product not yet approved by the FDA or any other regulatory agency.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: expectations of Coya Therapeutics, Inc. (the “Company”) regarding the potential benefits, effectiveness and safety of its product candidates; the Company’s ability to advance its product candidates through the preclinical and clinical development processes; the Company’s expectations regarding, quality, timing and availability of data from the Company’s clinical trials; the timing of announcements, updates and results of the Company’s clinical trials and related data; the Company’s future results of operations and financial position, including cash runway; and the potential therapeutic benefits and economic value of the Company’s product candidates. These forward-looking statements are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to known and unknown risks and uncertainties. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. These and other factors that may cause the Company’s actual results to differ from current expectations are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this press release is given. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
David Snyder, CFO
david@coyatherapeutics.com

Media Contacts
Russo Partners
David Schull
David.Schull@russopartnersllc.com
858-717-2310

Rachelle Babb
rachelle.babb@russopartnersllc.com
929-325-7559

Source: Coya Therapeutics, Inc.

COYA THERAPEUTICS, INC.
BALANCE SHEETS

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$46,822,786	$38,339,762
Prepaids and other current assets	3,116,232	5,968,666
Total current assets	49,939,018	44,308,428
Fixed assets, net	11,227	38,588
Total assets	$49,950,245	$44,347,016

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,061,122	$1,588,128
Accrued expenses	3,612,913	1,388,060
Deferred collaboration revenue	1,197,856	848,286
Total current liabilities	5,871,891	3,824,474
Deferred collaboration revenue	1,050,124	945,447
Total liabilities	6,922,015	4,769,921

Stockholders' equity:
Series A convertible preferred stock, $0.0001 par value: 10,000,000 shares authorized, none issued and outstanding as of December 31, 2025 and 2024	-	-
Common stock, $0.0001 par value; 200,000,000 shares authorized; 20,934,456 and 16,707,441 shares issued and outstanding as of December 31, 2025 and 2024, respectively	2,094	1,671
Additional paid-in capital	104,989,413	80,312,594
Accumulated deficit	(61,963,277)	(40,737,170)
Total stockholders' equity	43,028,230	39,577,095
Total liabilities and stockholders' equity	$49,950,245	$44,347,016

COYA THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2025	2024
Collaboration revenue	$7,945,753	$3,554,061
Operating expenses:
Research and development	16,734,549	11,865,654
In-process research and development	2,289,602	25,000
General and administrative	11,449,466	8,885,757
Depreciation	27,361	27,361
Total operating expenses	30,500,978	20,803,772
Loss from operations	(22,555,225)	(17,249,711)
Other income:
Other income	1,332,207	1,648,637
Pre-tax loss	(21,223,018)	(15,601,074)
Income tax (expense) benefit	(3,089)	720,287
Net loss	$(21,226,107)	$(14,880,787)

Share information:
Net loss per share of common stock, basic and diluted	$(1.27)	$(0.98)
Weighted-average shares of common stock outstanding, basic and diluted	16,730,274	15,238,919

COYA THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(21,226,107)	$(14,880,787)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	27,361	27,361
Stock-based compensation, including the issuance of restricted stock	4,290,315	2,663,539
Acquired in-process research and development	2,289,602	25,000
Changes in operating assets and liabilities:
Collaboration receivable	-	7,500,000
Prepaids and other current assets	2,852,434	(4,899,109)
Accounts payable	(527,006)	477,450
Accrued expenses	1,099,853	(1,498,215)
Deferred collaboration revenue	454,247	295,939
Net cash used in operating activities	(10,739,301)	(10,288,822)
Cash flows from investing activities:
Purchase of in-process research and development assets	(1,164,602)	(25,000)
Net cash used in investing activities	(1,164,602)	(25,000)
Cash flows from financing activities:
Proceeds from sale of common stock, net of offering costs	20,348,653	14,004,381
Payment of financing costs related to the 2023 Private Placement	-	(131,918)
Proceeds from subscription receivable	-	11,250
Proceeds from the exercise of stock options	38,274	1,975
Proceeds from the exercise of warrants	-	2,141,128
Net cash provided by financing activities	20,386,927	16,026,816
Net increase in cash and cash equivalents	8,483,024	5,712,994
Cash and cash equivalents as of beginning of the year	38,339,762	32,626,768
Cash and cash equivalents as of end of the year	$46,822,786	$38,339,762

Supplemental disclosures of non-cash financing activities:
In-process research and development costs in accrued expenses	$1,125,000	$-